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                                                                    EXHIBIT 11.1


                           IWERKS ENTERTAINMENT, INC.

                               EARNINGS PER SHARE
                    (in thousands, except per share amounts)


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                                     For the Three Months Ended                   For the Nine Months Ended
                                               March 31,                                   March 31,
                                       1998                  1997                  1998                   1997
                               -----------------     ------------------    -----------------     --------------------
Denominator for Basic Earnings
 per Share - Weighted average
 shares outstanding                       12,199                 11,918               12,173                   11,756

Effect of dilutive securities:
  Options and warrants                         -                    256                    -                      525
                               -----------------     ------------------    -----------------     --------------------

Denominator for Diluted
 Earnings per Share                       12,199                 12,174               12,173                   12,281

                               =================     ==================    =================     ====================

Net income (loss)                        $(5,077)               $   270              $(9,083)                 $   387
                               =================     ==================    =================     ====================

Basic and diluted income
 (loss) per share                        $ (0.42)               $  0.02              $ (0.75)                 $  0.03

                               =================     ==================    =================     ====================
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